Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Univest Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees To be Paid	Debt	7.25% Fixed-to-Floating Rate Subordinated Notes due 2032	457(r)	$50,000,000	100.000%	$50,000,000	0.00011020	$5,510.00

The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.